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                    [LETTERHEAD OF VINSON & ELKINS L.L.P.]

                                                                     EXHIBIT 8.1

April 1, 2002

US Unwired Inc.
901 Lakeshore Drive
Lake Charles, LA 70601


Ladies and Gentlemen:

     We have acted as counsel for US Unwired Inc., a Louisiana corporation (the "Company"), in connection with the filing of the registration statement on Form S-3 with the Securities and Exchange Commission on or about the date hereof relating to 160,000 Warrants to Purchase Common Stock and 2,074,241 Shares of Common Stock Issuable Upon Exercise of Warrants (the "Registration Statement"). We have reviewed the description set forth in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations" and have concluded that the statements of legal conclusions set forth in that description constitute our opinion.

     Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, regulations (and administrative pronouncements) promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by such change.

     We hereby consent to the use of our name in the Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                              Very truly yours,


                                              /s/ Vinson & Elkins L.L.P.